EXHIBIT 3.5


       CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
                      INCORPORATION OF EP MEDSYSTEMS, INC.

         Pursuant to the provision of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executed the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is EP MedSystems, Inc.

2. The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 22nd day of December, 2004:

         RESOLVED, that the first paragraph of Article THIRD of the Amended and Restated Certificate of Incorporation is deleted and the following paragraph is inserted in lieu thereof:

         THIRD: The total number of shares of stock which the corporation shall have authority to issue is Forty-Five Million (45,000,000), to be divided into two classes designated as "Common Stock" and "Preferred Stock". The corporation shall be authorized to issue (a) Forty Million (40,000,000) shares of Common Stock, without par value, and (b) Five Million (5,000,000) shares of Preferred Stock, without par value.

3. The number of shares entitled to vote upon the amendment was 23,694,816.

4. The number of shares voting for and against such amendment was:


             Number of Shares Voting for        Number of Shares Voting Against    Number of Shares Abstained from
                      Amendment                            Amendment                            Voting
         ------------------------------------- ---------------------------------- -----------------------------------

                      20,273,533                            470,650                             25,200


5. The effective date of this amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc. shall be the date of filing.

                               EP MEDSYSTEMS, INC.



                                           By: /s/ Reinhard Schmidt
                                           ------------------------
                                           Reinhard Schmidt
                                           President and Chief Executive Officer